                                                                  EXHIBIT 10.25


                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is between Aames Financial Corporation, a Delaware corporation (the "COMPANY"), and Neil B. Kornswiet (the "EXECUTIVE"). This Agreement shall become effective (the "EFFECTIVE DATE") on the "Initial Closing Date," as such term is defined in the Purchase Agreement (defined below).

                                   BACKGROUND

               A. As of the Effective Date, the Company is or will be engaged primarily in originating, selling and servicing home mortgage loans.

               B. The Executive is currently a stockholder and officer of the Company, and as part of the closing (the "Closing") under the Preferred Stock Purchase Agreement by and among the Company and Capital Z Financial Services Fund II, L.P. ("Purchaser"), dated the 23rd day of December, 1998 (the "PURCHASE AGREEMENT"), the Company has agreed that, after the Effective Date, the Company will continue to employ the Executive to provide services for the benefit of the Company on the terms of this Agreement. If the Closing does not occur, this Agreement shall have no force or effect and the Employment Agreement dated August 26, 1998 shall remain in force.

               C. In exchange for the benefits provided for under this Agreement, except as otherwise specifically provided in this Agreement or in Exhibit A hereto, as of the Effective Date, the Executive hereby waives any and all rights and benefits accruing under all other employment, change in control, and any and all other agreements between Executive and the Company and its subsidiaries that provide for the payment of compensation or benefits to Executive, other than (i) benefits provided under the Company's 401(k) plan,
(ii) benefits continued pursuant to Section 3C hereof, and (iii) stock options granted under the Aames Financial Corporation 1997 Non-Qualified Stock Option Plan, as Amended and Restated Effective May 22, 1998, the Aames Financial Corporation 1997 Stock Option Plan, the Aames Financial Corporation 1996 Stock Incentive Plan, as amended, the Aames Financial Corporation 1995 Stock Incentive Plan, the Aames Financial Corporation 1991 Stock Incentive Plan and under those certain assumption option agreements entered into by the Company in connection with its acquisition of One Stop Mortgage, Inc., pursuant to an Agreement dated August 12, 1996, which, to the extent practicable, will be modified to provide for transfer to the Executive in the event they are forfeited by the original grantees after August 12, 1996, provided that the Executive shall in no event acquire greater rights under such assumption options than those held by the optionees to whom they were originally issued, all of which options shall be preserved.



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In consideration of the foregoing and the mutual agreements set forth below, the parties agree as follows:

                           AGREEMENT - PRINCIPAL TERMS

         1. Employment and Duties. The Company shall employ the Executive as its President responsible for day to day operation of the Company and its subsidiaries, and the Executive accepts such employment on the terms and conditions of the Agreement. The Executive shall, while this Agreement remains in effect, have the duties, responsibilities, powers, and authority customarily associated with such position. The Executive shall report to, and follow the direction of, the Board of Directors of the Company (the "BOARD"). During each year of the Term (as hereinafter defined), the Company shall nominate the Executive for election as a member of the Board. In addition, the Executive also shall perform such other and unrelated services and duties as the Board may assign to him. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Company and its affiliates and will use his best efforts to promote the interests of the Company and its affiliates.

         2. Term of Employment. Unless sooner terminated as provided in this Agreement, the initial term under this Agreement shall be five (5) years, starting on the Effective Date (the "INITIAL TERM"). The term of employment shall be renewed automatically for successive periods of one (1) year each (a "RENEWAL TERM") after the expiration of the Initial Term and any subsequent Renewal Term, unless the Board provides the Executive, or the Executive provides the Board, with written notice to the contrary at least one hundred twenty (120) days prior to the end of the Initial Term or any Renewal Term. The Initial Term and the Renewal Terms are referred to collectively as "TERMS."

         3. Compensation.

                A. Salary. The Company shall pay the Executive an annual salary of $600,000 (the "BASE SALARY"), payable in substantially equal installments in accordance with the Company's payroll policy. The amount of Base Salary payable to Executive shall be reviewed at least annually; provided, however, that Executive's Base Salary shall not be reduced below $600,000 per annum during the term of this Agreement.

                B. Performance Bonus; Other Limitations. The Executive shall be entitled to annual cash bonuses, and other extraordinary compensation and benefits on the basis outlined in Exhibit A. The covenants set forth in Exhibit A shall be binding upon the parties to the same extent as if set forth herein.





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                C. Automobile. The Company's current policy with regard to the provision of an automobile to the Executive shall be maintained during the Term until such time as the Compensation Committee of the Board determines otherwise and provides other benefits not materially less favorable to Executive.

                D. Vacation. Executive shall be entitled to 5 weeks of paid vacation each year of employment with the Company for the term of this Agreement. In each case, such entitlement shall accrue pro rata over the contract year and shall be taken at such time or times as shall not unreasonably interfere with the operations of the Company.

                E. Insurance. During the Term, the Company shall maintain, at no cost to Executive, directors and officers liability insurance that covers the Executive in an amount of not less than $45,000,000.

                F. Stock Options. The Company shall grant to the Executive on the Effective Date an option to purchase 3,214,642 million shares of the Company's common stock pursuant to and subject to the provisions of the Company's 1999 Stock Option Plan. Such option shall be subject to the terms of an option agreement substantially in the form annexed hereto as Exhibit B.

                G. Other Benefits. While this Agreement remains in effect, the Company shall continue to provide the Executive with (i) not less than $2,000,000 of standard term life insurance; (ii) medical and dental benefits for the Executive and his dependents substantially comparable to that provided immediately prior to the execution of this Agreement; (iii) a long-term disability policy providing for payments in an amount equal to 60% of the Executive's Base Salary, provided such a policy may be obtained at reasonable cost; and (iv) the Executive shall participate in such other savings, pension and retirement plans and other benefit plans or programs maintained by the Company for the benefit of its executives.

         4. Expenses. The Company shall reimburse the Executive for all reasonable business expenses, that are incurred in accordance with the Company's policies as in effect from time to time, provided the Executive submits appropriate receipts or other documentation acceptable to the Company and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended.

         5. Termination. Notwithstanding anything in Paragraph 2 of this Agreement to the contrary, the term of this Agreement and Executive's services under this Agreement shall terminate upon the first to occur of the following events:

                A. At the end of the applicable Term of this Agreement, including any Renewal Terms.




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                B. Upon the Executive's date of death or the date the Executive is given written notice that the Company has properly determined that he is disabled. For purposes of this Agreement, the Executive shall be properly deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of 120 consecutive days or for any aggregate period of 183 days in any twelve (12) month period. The Company shall notify the Executive that his employment has been terminated by written notice. The termination shall be effective on the tenth (10th) business day after the Executive receives the notice, unless the Executive returns to full-time performance of his duties before such tenth
(10th) business day.

                C. On the date the Company provides the Executive with written notice that he is being terminated for "cause." For purposes of this Agreement, and as reasonably determined by the Company, the Executive shall be deemed terminated for cause if the Company terminates the Executive after finding that the Executive: (1) shall have been determined by a court of law to have committed any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, embezzlement, or any other crime involving moral turpitude, or if the Executive shall have been arrested or indicted for violation of any criminal statute constituting a felony, provided the Company reasonably determines that the continuation of the Executive's employment after such event would have an adverse impact on the operation or reputation of the Company or its affiliates (subsequent references to the "Company" in this Paragraph 5C shall be deemed to refer to the Company or its affiliates); (2) shall have committed one or more acts of gross negligence or willful misconduct, either within or outside of the scope of his employment that, in the good faith opinion of the Board, materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business, or would, if known, subject the Company to public ridicule; (3) shall have refused or failed to a material degree to perform his duties hereunder (continuing without cure for ten (10) days after receipt of written notice of need to cure); (4) shall have violated any material written Company policy provided to the Executive during or prior to the Term (continuing without cure for ten (10) days after receipt of written notice of need to cure) and that has caused material harm to the Company; or (5) knew, or should have known, that the Company materially, and knowingly or intentionally breached any representation, warranty, or covenant under the Purchase Agreement, or that the Executive shall have materially and knowingly or intentionally breached any provision this Agreement; provided, however, that no termination of Executive's employment for Cause shall be deemed to have occurred unless Executive is given notice of the reason therefore including the allegations which may constitute reason for such termination and after (a) Executive is provided an opportunity to be heard by the Board or the Executive Committee thereof, and (b)



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such decision has been upheld by the Board or Executive Committee.

                D. On the date the Executive terminates his employment for "Good Reason." For purposes of this Agreement, "GOOD REASON" shall mean termination by the Executive within ninety (90) days of learning of the acts which are the basis for alleging Good Reason, because of the occurrence of any of the following acts, without the Executive's consent: (1) he has been demoted to a position of materially less stature or importance within the Company than the position described in Paragraph 1, (2) he has been assigned to duties that are of materially less importance than, or materially inconsistent with, those required to be performed pursuant to Paragraph 1 of this Agreement, (3) the Company has failed to pay or provide material compensation or benefits that are required to be provided by this Agreement, or (4) the Company's principal executive offices have been relocated to any county other than Los Angeles County, CA or Orange County, CA., provided that no such termination shall be treated as for Good Reason unless the Executive shall have given the Company thirty (30) days advance written notice of his intention to terminate his employment for Good Reason, and the Company shall have failed to cure such acts within such thirty (30) day period.

                E. On the date the Executive terminates his employment for any reason, other than Good Reason, provided that the Executive shall give the Company thirty (30) days written notice prior to such date of his intention to terminate this Agreement.

                F. On the date the Company terminates the Executive's employment for any reason, other than a reason otherwise set forth in this Paragraph 5. Any purported termination of the Executive's employment for Cause which is finally determined to be without Cause shall be treated for all purposes of this Agreement as a termination pursuant to this Paragraph 5F.

         6. Compensation Upon Termination. If the Executive's services are terminated pursuant to Paragraph 5, the Executive shall be entitled to the Base Salary through his final date of active employment, plus any accrued but unused vacation pay. If the Executive's services are terminated pursuant to Paragraph 5D or 5F, the Executive shall in addition be entitled to receive severance benefits for a period of 12 months payable in substantially equal installments in accordance with the Company's payroll policy, in an amount equal to (i) $2 million, if such termination occurs within one year from the Effective Date,
(ii) $1.5 million, if such termination occurs after the first and on or before the second anniversary of the Effective Date, (iii) $1.0 million, if such termination occurs after the second and on or before the third anniversary of the Effective Date, (iv) $0.5 million, if such termination occurs after the fourth anniversary of the Effective Date, and (v), plus an amount, if any,



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(regardless of the date of termination) necessary to reimburse the Executive on a net after-tax basis for any applicable federal excise tax, provided in each case the Executive signs an agreement that releases the Company from actions, suits, claims, proceedings, and demands related to the period of employment and/or termination of employment. Executive agrees that if his employment is terminated for any reason, he shall immediately resign from all officer and director positions he then holds with the Company and each of its parents, affiliates and subsidiaries.

         7. Offset. In the event that severance benefits become payable to the Executive pursuant to Paragraph 6 above, such benefits, to the extent not theretofore paid, shall be reduced, on a dollar-for-dollar basis, by (i) any outstanding amounts owed by Executive to the Company and (ii) the amount of any compensation for services earned by Executive on account of his employment or consulting services with another business or on account of his self employment, from any source, whether paid currently or deferred. In such event, Executive shall cooperate with the Company and shall provide such information to the Company as it may reasonably require in order to calculate the amount of the reduction described above.

         8. COBRA. If the Executive's services are terminated pursuant to Paragraph 5, the Executive shall also be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable. If the Executive elects COBRA continuation coverage, the Company shall pay for such health insurance coverage for the shorter of 12 months or the remaining Term at the same rate as it pays for health insurance coverage for its active employees (with the Executive required to pay for any employee-paid portion of such coverage). After the expiration of the period set forth in the prior sentence concludes, the Executive shall be responsible for the payment of all further premiums attributable to COBRA continuation coverage at the same rate as the Company charges all COBRA beneficiaries. However, no provision of this Agreement shall be construed to extend the period of time over which such COBRA continuation coverage is required to be provided to the Executive and/or his dependents.

         9. Arbitration. Any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted for expedited arbitration in Los Angeles, California, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes then in effect, and the arbitration determination resulting from any such submission shall be final



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and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. The parties further agree that either party may at any time seek provisional relief, including, but not limited to a temporary restraining order or a preliminary injunction, from any state or federal court in California, in connection with any dispute being submitted for arbitration.

         10. Exclusive Employment; Confidentiality; Non-Solicitation.

                A. Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Executive also agrees that he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company. Executive agrees that all of his activities as an employee of the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

                B. Executive acknowledges that his employment by the Company will bring him into close contact with many trade secrets and other confidential affairs of the Company and its clients and customers, including, without limitation, non-public information pertaining to ideas, knowledge, operations, computer hardware and software, systems, costs, profits, markets, sales, products, programs, interfaces, networks, protocols, data bases, key personnel, pricing policies, operational methods, concepts, data, equipment, models, compensation, suppliers, servicing, broker lists, customer lists, customers, potential customers, rate sheets, plans, concepts, strategies, or products, advertising, technical processes and applications and other business affairs and methods, plans for future developments and other information not readily available to the public or the Company's competitors or clients (collectively referred to hereinafter as "Information"). In consideration of the foregoing, the Executive agrees that he: (1) will keep secret and confidential all Information and will not use it for his own benefit or disclose it to, or use it for the benefit of, anyone other than the Company, either during or after his employment by the Company, except with the prior written consent of the Company;
(2) will take all reasonable action that the Company deems necessary or appropriate to prevent unauthorized use or disclosure of or to protect the Company's interest in Information; (3) will deliver promptly to the Company upon termination of his employment by the Company or at any other time the Company may so request, all memoranda, notes, documentation, equipment, files, flowcharts, program listings, data listings, records, reports and other tangible manifestations of the Information (and all copies thereof), that he may then possess or have under his control; and (4) will, unless the Company otherwise agrees in writing, and without additional compensation, promptly disclose and, upon request, assign to the Company all rights to work product and



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business opportunities related to the present or, to the extent presented to the
Board of Directors prior to termination of employment, contemplated business of the Company.

                C. Executive further agrees that if his employment is terminated during the three year period beginning on the Effective Date, he will abide by the limitations set forth in the following sentence (i) for a period of six months from the date of termination, if his employment is terminated pursuant to Paragraph 5B, 5D or 5F, and (ii) for a period of one year from the date of termination, if his employment is terminated by the Company pursuant to Paragraph 5C or if his employment is terminated by the Executive without Good Reason (the applicable period is referred to below as the "Nonsolicitation Period"). During the Nonsolicitation Period, the Executive agrees that he will not, without the Company's express written consent, himself or through any organization with which he is associated: (i) hire any person who was employed by the Company on the Executive's date of termination of employment or at any time within six months prior thereto, or hire any agent, consultant, or independent contractor of the Company, or of any organization with respect to which the Company has agreed to a similar prohibition and of which the Employee has knowledge, or induce or attempt to induce any such person to discontinue such employment or affiliation with the Company or such organization, as the case may be, or (ii) induce or attempt to induce any client or customer of the Company on the date of termination to discontinue any business relationship or to refrain from entering into a new business relationship with the Company.

                D. Executive confirms and acknowledges that (i) he was represented by counsel of his own choosing during the negotiation of the limitations set forth in Paragraphs 10 and 11 of this Agreement, (ii) his strict adherence to the limitations imposed upon him thereunder, or under any agreement referenced therein, was a material factor in Purchaser's entering into the Purchase Agreement and agreeing to consummate the transactions contemplated thereby, and to pay the Executive the cash and equity-based compensation called for in this Agreement, (iii) the Company's ability to maintain continuing relationships with its employees without disruption was a material factor in Purchaser's entering into the Purchase Agreement and agreeing to consummate the transactions contemplated thereby, (iv) his failure to adhere to the obligations imposed by Paragraphs 10 and 11 of this Agreement will expose such Purchaser to substantial and irreparable harm. Accordingly, Executive agrees that the remedy at law for any breach by him of the covenants and agreements set forth in this Paragraph 10 or in Paragraph 11 below may be inadequate and that in the event of any such breach, the Company or its respective subsidiaries may, in addition to the other remedies that may be available to it at law, seek injunctive relief prohibiting him (together with all those persons associated with him) from breach of such covenants and agreements.




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         11. Non-Competition. Executive reconfirms and acknowledges his duties and obligations under the Non-Compete Agreement dated August 28th, 1996. The Company agrees to release him from such obligations on the earlier to occur of
(x) the expiration of any Nonsolicitation Period referred to in Section 10(c) hereof, and (y) the third anniversary of the Effective Date.

                            AGREEMENT - MISCELLANEOUS

         12. Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the Company and the Executive and contains all of the agreements made between them with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the Company and the Executive with respect to Executive's provision of services to the Company. No change or modification of this Agreement shall be valid unless in writing and signed by the Company and the Executive.

         13. Enforcement; Severability. Should a decision be entered by a court of competent jurisdiction that the character, duration or geographical scope of any provision of this Agreement is unreasonable, or that any provision of this Agreement is invalid or unenforceable for any reason, in whole or in part, then the Company and the Executive agree that such provision shall be construed by the court in such a manner as to impose all those restrictions on the Executive's conduct set forth in this Agreement or in the Non-Compete Agreement dated August 28, 1996 that are reasonable in light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement and to render the provision valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated in this Agreement as so modified, restricted, or reformulated or as if such provision had not been originally included in this Agreement, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that the arbitrator or other authority called upon to decide the enforceability of this Agreement modify those provisions such that, once modified, this Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

         14. Miscellaneous.

                A. Notices. All notices required in connection with this Agreement shall be sufficiently given only if transmitted in writing and (i) personally delivered, or sent by first class, registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight courier,
(ii) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (iii) sent by other



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means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earliest of (1) the date it shall be delivered to the address required by this Agreement; (2) the date delivery shall have been refused at the address required by this Agreement;
(3) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (4) with respect to a facsimile, the date on which the facsimile is sent and receipt is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other shall, in the case of the Executive, be addressed to the residence address given to the Company by the Executive in writing for this purpose, or failing receipt of such notice, to the last residence address on the Company's records, or in the case of the Company, to its principal office with a copy to Capital Z's principal office.

                B. Waiver of Breach. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. No waiver shall be valid unless it is in writing and signed by an authorized officer of the Company (other than the Executive).

                C. Assignment. The Executive acknowledges that the services he is to render are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

                D. Construction. The heading in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof. The Background recitals are incorporated in this Agreement as an integral part hereof and shall be considered as substantive and not precatory language.

                E. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

                F. Governing Law. This agreement shall be construed in accordance with the laws of the State of California.

COMPANY:                                       EXECUTIVE:



By: /s/ David Sklar                             /s/  Neil B. Kornswiet
    ---------------------------                ---------------------------






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                                    EXHIBIT A

- Within two weeks of the Effective Date, Company shall pay Executive $1,460,000, such amount being in full and complete satisfaction of all amounts owed Executive in respect of his June 1998 bonus accrued by the Company.

- Subject to execution by the Executive of the promissory note attached hereto as Exhibit C, the Company shall pay Executive a guaranteed cash bonus for the 1999 calendar year (the "1999 Bonus"), such bonus to be paid within two weeks following the Effective Date, in an amount equal to $540,000. The 1999 Bonus shall be paid in the form of a recourse loan, which shall be forgiven and treated as paid in full so long as Executive remains employed by the Company through the first anniversary of the Effective Date, or through the date of any earlier termination of Executive's employment under Paragraphs 5B, 5D or 5F of the Employment Agreement. Executive to receive a cash supplemental bonus for his first year of employment of $300,000, such bonus to be paid within 2-1/2 months after the first anniversary of the Effective Date, subject to the Board's determination that the Company has completed a satisfactory program of cost reductions by such anniversary date (the "1999 Supplemental Bonus").

- For bonuses after the 1999 calendar year, Executive shall receive a cash bonus paid annually on a calendar year basis ranging from 0-100% of total Base Salary, with an expected bonus of $400,000, and a bonus in excess of 100% of Base Salary for extraordinary performance. Bonuses shall be paid according to a budget approved by the Board of Directors of the Company and the achievement of other non-financial goals adopted by such Board.

- Subject to execution by the Executive of the promissory note attached hereto as Exhibit I-2 to the Management Investment Agreement, the Company shall loan Executive an amount equal to the purchase price of 100% of his pro-rata ownership position in the shareholders rights offering (the "Rights Offering Advance"). The Rights Offering Advance shall be in the form of a loan, which shall be nonrecourse provided Executive remains employed by the Company through the first anniversary of the Effective Date, or through the date of any earlier termination of Executive's employment under Paragraph 5B, 5D or 5F of the Employment Agreement.

- For so long as Capital Z and/or its Designated Purchasers under the Purchase Agreement own at least 25% of the outstanding voting securities of the Company, Executive covenants and agrees not to sell, assign or otherwise transfer, during his employment with the Company, in any one twelve month period, more than 25% of the aggregate amount of shares of Company stock which the Executive owned immediately





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


prior to the Effective Date. The Company, by action of its Board of Directors, agrees to consider whether to waive all or part of such limitation in the event of extraordinary hardship, which consent shall not be unreasonably withheld.

                                                                       EXHIBIT B

                                                          MODEL OPTION AGREEMENT




                                  NON-QUALIFIED

                             STOCK OPTION AGREEMENT

                                    UNDER THE

                        1999 AAMES FINANCIAL CORPORATION

                                STOCK OPTION PLAN



               THIS AGREEMENT, made this   day of      ,    , by and between
Aames Financial Corporation, a Delaware corporation (the "Company"), and (the "Optionee")


                              W I T N E S S E T H:


               WHEREAS, the Optionee is now employed by the Company in a key capacity, and the Company desires to have him remain in such employment and to afford him the opportunity to acquire, or enlarge, his ownership of the Company's Common Stock, par value $.01 per share ("Stock"), so that he may have a direct proprietary interest in the Company's success;



               WHEREAS, all capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Company's Stock Option Plan;



               NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

               1. GRANT OF OPTION. Subject to the terms and conditions set forth herein and in the Company's Stock Option Plan (the "Plan"), the Company hereby grants to the Optionee, during the period commencing on the date of this Agreement and ending ten years from the date hereof (the "Termination Date"), the right and option (the right to purchase any one share of Stock hereunder being an "Option") to purchase from the Company, at a price of $1.00 per share, an aggregate of shares of Stock.



               2. LIMITATIONS ON EXERCISE OF OPTION. (a) Subject to the terms and conditions set forth herein, all Options shall vest and become exercisable on the ninth anniversary of the date of grant (the "Grant Date"), provided that Optionee remains an employee of the Company on such date, subject to earlier vesting, based upon the Company's attainment of the following share price values: (i) 25% of the Options shall vest at such time as the Stock's Fair Market Value is first, while the Optionee is employed by the Company and after the Grant Date, at or above $1.30 per share; (ii) an additional 25% of the Options shall vest at such time as the Stock's Fair Market Value is first, while the Optionee is employed by the Company and after the Grant Date, at or above $1.75 per share; and (iii) an additional 50% of the Options shall vest at such time as the Stock's Fair Market Value is first, while the Optionee is employed by the Company and after the Grant Date, at or above $2.50 per share; provided, however, that any such acceleration shall be limited according to the following schedule: not more than 15% of the Options that have become vested based upon performance shall become exercisable before the first anniversary of the Grant Date; not more than an additional 15% of the Options that have become vested based upon performance shall become exercisable before the second anniversary of the Grant Date; not more than an additional 20% of the Options that have become vested based upon performance shall become exercisable before each of the third and fourth anniversaries of the Grant Date; and the remaining 30% of the Options that have become vested based upon performance shall not become exercisable before the fifth anniversary of the Grant Date; and further provided, that if the Optionee is terminated without Cause or the Optionee terminates his employment for Good Reason, after a date when any of the performance thresholds set forth in clause (i), (ii) or (iii) of this paragraph 2(a) has been satisfied, then , in computing the exercisability limitation set forth in the preceding proviso, an additional 15% of the Options that have become vested based upon performance shall be exercisable over and above the Options that become exercisable without regard to this proviso.



               (b) Any provision of paragraph 2(a) hereof to the contrary notwithstanding, but subject to Article XI(c) of the Plan, upon a Change in Control, 100% of the Options shall vest and become exercisable, provided, however, that no such exercise rights shall arise unless (i) if a Change in Control occurs within 12 months of the consummation of the transactions contemplated by the Purchase Agreement (the "Closing Date"), the Change in Control Price is at or above $1.50 per share or (ii) if a Change in Control occurs more than twelve months from the Closing Date, the Change in Control Price is at or above $2.50 per share (or if the Change in Control Price is less than $2.50 but above $1.30 or $1.75 per share the acceleration of vesting shall result, but only to the extent such acceleration would have resulted pursuant to paragraph 2(a)(i) or 2(a)(ii) above, without regard to service requirements).



               3. TERMINATION OF EMPLOYMENT. An Optionee's rights upon termination of employment shall be as set forth in Article VI of the Plan.



               4. METHOD OF EXERCISING OPTION. (a) The Optionee may exercise any or all of the Options by delivering to the Company a written notice signed by the Optionee stating the number of Options that the Optionee has elected to exercise at that time and full payment of the purchase price of the shares to be thereby purchased from the Company. Payment of the purchase price of the shares may be made (a) by certified or bank cashier's check payable to the order of the Company, (b) by surrender or delivery to the Company of shares of Stock or other property acceptable to the Committee in its sole discretion, which Stock or other property shall have a value equal to the purchase price or (c) by delivery to the Committee of a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price.



               (b) At the time of exercise, the Optionee shall pay to the Company such amount as the Company deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise or the transfer of shares thereupon.

               5. ISSUANCE OF SHARES. As promptly as practical after receipt of such written notification and full payment of such purchase price and any required income tax withholding amount, the Company shall issue or transfer to the Optionee the number of shares with respect to which Options have been so exercised, and shall deliver to the Optionee a certificate or certificates therefor, registered in the Optionee's name.



               6. COMPANY; OPTIONEE. (a) The term "Company" as used in this Agreement with reference to employment shall include the Company and its subsidiaries. The term "subsidiary" as used in this Agreement shall mean any subsidiary of the Company as defined in Section 424(f) of the Code.



               (b) Whenever the word "Optionee" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word "Optionee" shall be deemed to include such person or persons.



               7. NON-TRANSFERABILITY. The Options are not transferable by the Optionee otherwise than by will or the laws of descent and distribution and are exercisable during the Optionee's lifetime only by him. No assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options shall terminate and become of no further effect. Unless otherwise provided by the Committee at the time of exercise, Optionee shall enter into a binding agreement with the Company at the time of grant pursuant to which Optionee agrees, during any period when the Minimum Stock Ownership Threshold is met or exceeded, (i) not to sell, assign or otherwise transfer more than 25% of the Stock purchased pursuant to an Option in any given year and (ii) in aggregate not to sell, assign or otherwise transfer more than 25% of the Stock purchased pursuant to an Option over a five year period beginning on the effective date of the Plan. Appropriate legends shall be placed on the stock certificates evidencing shares issued upon exercise of options to reflect such transfer restrictions.

               8. RIGHTS AS STOCKHOLDER. The Optionee or a transferee of the Options shall have no rights as a stockholder with respect to any share covered by the Options until he shall have become the holder of record of such share, and no adjustment shall be made for dividends or distributions or other rights in respect of such share for which the record date is prior to the date upon which he shall become the holder or record thereof.



               9. RECAPITALIZATIONS, REORGANIZATIONS, ETC. (a) The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock or the rights thereof or convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.



               (b) The shares with respect to which the Options are granted are shares of Stock of the Company as presently constituted, but if, and whenever, prior to the delivery by the Company of all of the shares of the Stock with respect to which the Options are granted, the Company shall effect a subdivision or consolidation of shares of the Stock outstanding, without receiving compensation therefor in money, services or property, the number and price of shares remaining under the Options shall be appropriately adjusted. Such adjustment shall be made by the Committee, whose determination as to what adjustment shall be made, and the extent thereof, shall be final, binding and conclusive. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to the Options.


               (c) In the event of any change in the outstanding shares of Stock by reason of any recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind or shares of Stock or other securities covered by the Options and the option price thereof. The Committee shall notify the Optionee of any intended sale of all or substantially all of the Company's assets within a reasonable time prior to such sale.



               (d) Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of options, rights or warrants to subscribe therefore, or to purchase the same, or upon conversion of shares or obligation of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to the Options.



               10. COMPLIANCE WITH LAW. Notwithstanding any of the provisions hereof, the Optionee hereby agrees that he will not exercise the Options, and that the Company will not be obligated to issue or transfer any shares to the Optionee hereunder, if the exercise hereof or the issuance or transfer of such shares shall constitute a violation by the Optionee or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of the Options or the issuance or transfer of shares pursuant thereto to comply with any law or regulation of any governmental authority.



               11. NOTICE. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Optionee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Optionee may be given to the Optionee personally or may be mailed to him at the address shown below his signature to this Agreement.



               12. NON-QUALIFIED OPTIONS. The Options granted hereunder are not intended to be incentive stock options within the meaning of Section 422 of the Code.

               13. BINDING EFFECT. Subject to Section 7 hereof, this Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.



               14. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.



               15. PLAN. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between discretionary terms and provisions of the Plan and the express provisions of this Agreement, this Agreement shall govern and control. In all other instances of conflicts or inconsistencies or omissions, the terms and provisions of the Plan shall govern and control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                           AAMES FINANCIAL CORPORATION





                                           By: _______________________________

                                                        Optionee

                                                                      EXHIBIT C



                           PROMISSORY NOTE AND WAIVER



$540,000                                             LOS ANGELES, CALIFORNIA
                                                     January __, 1999



               FOR VALUE RECEIVED, the undersigned Neil B. Kornswiet (hereinafter "Kornswiet") hereby promises to pay to the order of Aames Financial Corporation, 350 S. Grand Avenue, Los Angeles, California 90071 (hereinafter called the "Company") the principal amount of FIVE HUNDRED AND FORTY THOUSAND DOLLARS ($540,000) together with the interest on the unpaid balance of such principal amount from the date hereof at the lowest rate of interest prescribed by Section 7872 of the Internal Revenue Code of 1986 that would permit imputation of interest under such section to be avoided.

               This Note and the indebtedness evidenced hereby are being provided pursuant to the terms of the agreement effective as of January , 1999 between Kornswiet and the Company (the "Employment Agreement").

               Subject to the terms and conditions herein, if Kornswiet is employed by the Company for the full period from January __, 1999 through the first anniversary of the "Effective Date", as such term is defined in Kornswiet's Employment Agreement (the "Effective Date") or through the date of any earlier termination of Executive's employment by the Company pursuant to Paragraphs 5A, B, or F of the Employment Agreement or by the Executive pursuant to Paragraph 5D of the Employment Agreement, the principal on this Note, together with the interest accrued on such principal shall be forgiven by the Company in full and this Note shall be marked canceled. The Company shall also reimburse Kornswiet on a net after-tax basis for any tax liability attributable to the forgiveness of interest.

               In the event Kornswiet's employment with the Company is terminated prior to the first anniversary of the Effective Date, pursuant to Paragraph 5C of the Employment Agreement or in the event that Kornswiet terminates his employment with the Company prior to the first anniversary of the Effective Date for other than "good reason" (as defined in the Paragraph 5D of the Employment Agreement), Kornswiet shall repay the full principal amount evidenced by this Note, together with the interest accrued on such principal, within fourteen (14) days of such termination date.

               Unless this note is forgiven by the Company pursuant to the third paragraph hereof, the Company shall have the right to set off any amounts which Kornswiet owes the Company hereunder against any monies which the Company or any of its subsidiaries may owe to Kornswiet, of any nature whatsoever, including without limitation, any compensation and any severance owed under the Employment Agreement or any other benefit owed to or held by Kornswiet as an employee of the Company or any of its subsidiaries, and Kornswiet hereby agrees to and authorizes any such setoff.

               If payment of the principal, together with the interest accrued on such principal, on this Note is not paid in accordance with the terms aforementioned, then this Note shall be deemed to be in default and if suit is brought to collect this Note, the Company shall be entitled to collect, in addition to any principal outstanding, together with the interest accrued on such Note, all reasonable costs and expenses to include, but not necessarily be limited to, reasonable attorneys' fees and expenses.

               Presentment, notice of dishonor and protest are hereby waived by Kornswiet. This Note shall be binding upon Kornswiet and his heirs, executors, administrators, and legal representatives.

               No delay or omission on the part of the Company in exercising any rights hereunder shall operate as a waiver of such rights or of any other right of the Company, nor shall any delay, omission or waiver on any one occasion be deemed as a bar to or waiver of the same or any other right on any future occasion. This Note may not be changed or terminated orally.

               Kornswiet shall have the right to prepay the principal of this Note, together with the accrued and unpaid interest on such principal, in whole or in part, at any time or times, without penalty.

               Regardless of whether this Note is forgiven, Kornswiet acknowledges having received the entire principal amount of this Note from the Company and hereby waives all rights, if any, to his 1999 Bonus (as defined in Exhibit A of the Employment Agreement).

               All rights and obligations hereunder shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, and this Note is executed as, and shall have effect of, a sealed instrument. If any provision of this transaction is inconsistent with the laws and statutes of the State of Delaware, the rest of the transaction shall not be affected, and that part that is not in accord with the said laws shall be adjusted to so comply.

               IN WITNESS WHEREOF, the undersigned has executed this Note as an instrument under seal this ____ day of January, 1999.



                            ------------------------